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                                                                    EXHIBIT 10.1

                     SEVERANCE AGREEMENT AND GENERAL RELEASE


       This Severance Agreement and General Release (the "Agreement") is entered into between Pete Keeler ("Employee") and Next Level Communications, Inc. ("Next Level" or the "Company") as of December 4, 2000.

       WHEREAS, by mutual agreement Employee's employment as Chief Executive Officer and President terminated effective as of December 4, 2000.

       WHEREAS, it is the desire of the parties for Employee to continue to serve as Chairman of the Company's Board of Directors until March 31, 2001.

       NOW, THEREFORE, for and in consideration of the mutual promises and undertakings herein set forth, the parties agree:

1.     SEVERANCE OF EMPLOYMENT

       (a) Employee's employment with the Company ceased as of the close of business on December 4, 2000 (the "Termination Date"). Employee shall continue to serve as the Chairman of the Company's Board of Directors (the "Board") until March 31, 2001 or such earlier time as determined by the Board, and Employee shall be paid a fee of $10,000 per month for such services during any such partial or full month.

       (b) Through December 4, 2003, the Company will pay for Employee's health, dental and vision coverage that is substantially similar to the coverage currently provided to Employee. Except as otherwise set forth in this Agreement or pursuant to the terms of the Company's employee benefit plans in which Employee currently participates, Employee will not be entitled to any other employee benefits after December 4, 2000.

       (c) The stock option agreements related to Employee's Next Level stock options shall be amended and restated as of the date hereof in the form attached as Exhibit A to this Agreement.

       (d) The Company and Employee acknowledge and reaffirm the terms of Employee's stock option grants dated January 10, 1997 and November 3, 1997, as set forth in the stock option grant notices and stock option agreements attached hereto as Exhibit B.

       (e) On or before February 15, 2001, Employee will receive payment of his 2000 bonus under the Company's Annual Incentive Plan as if he had remained an employee of the Company through the time of such payment.

       (f) The Company agrees to defend and indemnify Employee against any and all claims or causes of action of any type asserted against him arising from any alleged actions or omissions on his part in the course and scope of his service to the Company as an officer, director or employee to the same extent he was so entitled on the Termination Date and to the extent permitted under Delaware law. In addition, for a period of six years from the date that Employee is no longer an officer or director of the Company (the "Coverage Period"), the Company shall include Employee as a named insured on any and all directors and officers liability insurance policies maintained by the Company sufficient to provide coverage to him for any acts or omissions on his part during his service to the Company as an officer or director (the


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"Coverage"). During the Coverage Period, the Company shall provide Employee with documentation sufficient to verify the Coverage, at a minimum, within thirty
(30) days after he ceases to be a director of the Company, on or before January 31 of each calendar year during the Coverage Period, and within thirty (30) days after any change in insurance carrier providing the Coverage.

2.     ADDITIONAL COVENANTS

       Employee acknowledges and reaffirms his obligations to the Company pursuant to his Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

3.     GENERAL RELEASE

       Except for the rights and obligations created by this Agreement, Employee hereby releases, acquits and forever discharges Next Level and its subsidiary corporations and/or successors, assigns, partners, employees, agents, officers, trustees, stockholders, attorneys and insurers ("Releasees") from any claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, which he had or has or may claim to have by reason of any and all matters from the beginning of time to the date he signs this Agreement, including, but not limited to, claims for wrongful termination, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, misrepresentation, intentional and negligent infliction of emotional distress, reimbursement of employee expenses, reimbursement of medical expenditures, violation of civil rights, defamation, conspiracy, claims for severance pay, claims for workers' compensation benefits, claims under the Labor Code of the State of California, claims under the federal Wage and Hours laws and claims for discrimination based on race, color, national origin, sex, religion, sexual preference, marital status, medical condition, age and/or disability, under federal and state law. Employee also releases and discharges any and all claims, rights and/or remedies under the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, and any other federal, state or local statute or regulation which relates to his employment or its termination. Employee agrees to file no suit or other action alleging any such claim, demand or cause of action. Employee acknowledges that he has been advised to seek advice of legal counsel before signing this Agreement. Employee acknowledges that he has been advised to seek advice of legal counsel before signing this Agreement, that he has had at least twenty-one
(21) days to review and consider it and that he understands he can rescind this Agreement within seven (7) days of signing it.

       Employee acknowledges familiarity and understanding of section 1542 of the California Civil Code, which provides as follows:

              A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

       To the extent that section 1542 or any similar law or statute may otherwise apply to the foregoing release, Employee hereby waives and relinquishes as to all matters released hereunder all rights and benefits that he has, or may have, under Section 1542 of the California Civil Code, or under the laws of California or any other jurisdiction to the same or similar effect.

4.     EMPLOYEE'S SPECIFIC RELEASE

       Employee acknowledges that he is entitled to no salary, wages, bonuses, commissions, accrued vacation pay, insurance or other compensation from any Releasee except as specifically set forth herein.


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5.     NO CLAIMS AGAINST EMPLOYEE

Next Level represents that as of the date this Agreement is signed on its behalf the Company is not aware of any facts that would give rise to any claim or cause of action of any type Next Level might have against Employee.

6.     COVENANT NOT TO COMPETE

       During the period commencing on December 4, 2000 and ending on the date that is one (1) year from the Termination Date (the "Non-Competition Period"), Employee shall not, unless acting in accordance with the Company's prior written consent (which consent may be withheld in the Company's sole and absolute discretion), be engaged as a director, officer, employer, employee or partner with any business or organization engaged in developing or marketing switched digital broadband access products (the "Business") in any area in which the Business is conducted.

7.     NON-SOLICITATION/NON-DISPARAGEMENT

       Employee agrees that he will not, and will use reasonable efforts to ensure that his attorneys, agents or other representatives do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Company or any employees, principals, directors or affiliates of the Company. The Company agrees that its officers and directors will not take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Employee in his business or personal reputation.

8.     BREACH BY EMPLOYEE

       In the event of a breach by Employee of any of the provisions of this Agreement, the Company's obligation to disburse all compensation payments and benefits otherwise payable to Employee shall cease. The existence (or not) of any such breach shall be determined by binding arbitration, conducted by a single arbitrator, administered by Judicial Arbitration and Mediation Services ("JAMS") pursuant to the applicable JAMS arbitration rules. The Company shall not terminate any compensation or benefits to Employee under this Agreement pending the outcome of such arbitration.

9.     DEATH

       In the event of Employee's death before March 31, 2001, his estate (or designated beneficiary by will or other testamentary instrument) shall receive the unpaid portion of his compensation in accordance with the terms of this Agreement, including but not limited to the fees stated in paragraph 1(a) above through March 31, 2000; provided, however, that Employee's estate and/or other beneficiary shall only be entitled to exercise Employee's stock options to the extent vested as of the date of his death, and then only pursuant to the terms and conditions of the applicable stock option grants and the stock option agreements as described in paragraphs 1(c) and 1(d) above.

10.    WITHHOLDING

       Any amounts payable under this Agreement shall be subject to any applicable state, federal or local income and employment tax withholding obligations.

11.    SUCCESSORS

       This Agreement shall be binding on Employee and the Company as well as their respective successors and assigns.


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12.    PARTIES' FULL UNDERSTANDING

       Each party represents and warrants that it has had the opportunity to discuss this agreement with the party's attorney, that each party has carefully read and understands each provision hereof and that each party is entering into this Agreement voluntarily.

13.    SOLE AGREEMENT

       This Agreement is the only, sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly provided herein.

14.    CONSTRUCTION

       The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The headings of each paragraph are for convenience only and are not part of the Agreement. This agreement may be amended only in a writing signed by the parties hereto.

15.    APPLICABLE LAW

       This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within California by California residents. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such judgment shall not affect, impair or invalidate the remainder of the Agreement.

16.    COUNTERPARTS

       This Agreement may be executed and delivered in two or more counterparts each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties have executed this instrument on the dates indicated below.

Pete Keeler                             Next Level Communications, Inc.


/s/ Peter W. Keeler                     By: /s/ Keith A. Zar
----------------------------------          ----------------
Dated: December 4, 2000                 Title: Chief Administrative Officer
       ----------------                        ----------------------------
                                        Dated:  December 4, 2000
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